FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Preliminary Net Sales
For Fiscal Fourth Quarter
and Fiscal Year 2008

QUEENSBURY, NY (June 5, 2008) – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today reported preliminary, unaudited net sales results for its fiscal fourth quarter and fiscal year ended May 31, 2008, both of which are in-line with the Company’s guidance provided in connection with the release of its fiscal third quarter results.  The Company also announced that John Soto has resigned from his position as Senior Vice President of Global Sales and has accepted the position of Managing Director with a company in his home country, the United Kingdom.

The Company currently expects net sales for the fiscal fourth quarter of 2008 to be approximately $46.7 million, which would represent an increase of approximately 14% over fiscal fourth quarter 2007 net sales of $40.9 million.  Fiscal year 2008 net sales is expected to be approximately $166.4 million, which would represent an increase of approximately 48% over fiscal year 2007 net sales of $112.2 million.  Net sales in fiscal year 2008 includes a full year of sales from RITA Medical Systems which AngioDynamics acquired on January 29, 2007. The Company expects to release financial results for the fiscal fourth quarter and fiscal year 2008 after the close of the financial markets on July 24 and will host an investment community conference call on the same day.

“We executed well during the fourth quarter and made progress toward implementing our growth strategy” said Eamonn Hobbs, President and CEO of AngioDynamics.  “With our recent agreement to acquire Diomed’s U.S. and U.K. assets, an additional license to certain patents from our settlement with VNUS and the closing of our acquisition of Oncobionic, we believe the Company is well-positioned for continued growth in fiscal 2009 and beyond.  We plan to provide fiscal 2009 guidance shortly after we close the Diomed acquisition, which is expected to take place on June 16.”

“We also want to thank John Soto for his contributions during the past year.  Family obligations prevented him from permanently relocating to the United States and we wish him the best of success with his new position in the United Kingdom.  We are in the process of transitioning John’s responsibilities to several others within our organization as well as preparing to integrate the Diomed acquisition into our operations,” added Mr. Hobbs.

On June 3, 2008, AngioDynamics announced the settlement of litigation with VNUS Medical, which will result in an after-tax charge of approximately $4.2 million, or $0.17 per share, in the fiscal fourth quarter.

This press release contains preliminary, unaudited net sales for the fiscal fourth quarter and fiscal year 2008. Because the net sales results described in this release are preliminary, these results remain subject to change to reflect necessary corrections or adjustments or changes in accounting estimates that are identified prior to the time that we release our audited results. Actual results may vary from the results presented in this release.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to consummate the purchase of the Diomed businesses previously disclosed, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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